Filed Pursuant to Rule 424(b)(3)

Registration No. 333-274268

PROSPECTUS SUPPLEMENT NO. 1

(to Prospectus dated September 8, 2023)

Canopy Growth Corporation

15,206,046 Common Shares

This prospectus supplement supplements the prospectus dated September 8, 2023 (the “Prospectus”), which forms a part of our registration statement on Form S-1 (No. 333-274268). This prospectus supplement is being filed to update and supplement the information in the Prospectus with the information contained in our Current Report on Form 8-K, filed with the Securities and Exchange Commission (the “SEC”) on September 1, 2023 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.

The Prospectus and this prospectus supplement relate to the offer and sale, from time to time, of up to 15,206,046 of our common shares (the “Shares”) by the selling securityholder listed in the section of the Prospectus entitled “Selling Securityholder” (the “Selling Securityholder”). The Shares were issued to the Selling Securityholder on August 29, 2023 pursuant to the amended and restated share purchase agreement, dated as of August 29, 2023, by and among Canopy Growth Corporation, Les Serres Stéphane Bertrand Inc. and Les Serres Vert Cannabis Inc.

Investing in our common shares (“Common Shares”) involves a high degree of risk. You should review carefully the risks and uncertainties described under the heading “Item 1A. Risk Factors” beginning on page 29 of our Annual Report on Form 10-K for the year ended March 31, 2023 (the “Annual Report”), which is incorporated by reference in the Prospectus, as well as the risk factors discussed in the periodic reports and other documents we file from time to time with the SEC and with applicable Canadian securities regulators, and which we incorporate into the Prospectus by reference. See also “Risk Factors” beginning on page 7 of the Prospectus.

Our Common Shares are listed and posted for trading on the Toronto Stock Exchange under the symbol “WEED” and on the Nasdaq Global Select Market under the symbol “CGC.” On September 8, 2023, the closing price of our Common Shares on the Nasdaq Global Select Market was US$0.9318 per share.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is September 11, 2023

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 31, 2023

Canopy Growth Corporation

(Exact name of registrant as specified in its charter)

Canada	001-38496	N/A
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1 Hershey Drive Smiths Falls, Ontario	K7A 0A8
(Address of principal executive officers)	(Zip Code)

(855) 558-9333

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Shares, no par value	CGC	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company    ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

Canopy Growth Corporation (the “Company” or “Canopy Growth”) previously disclosed in a Current Report on Form 8-K filed with the U.S. Securities and Exchange Commission (the “SEC”) on October 26, 2022 that it entered into an arrangement agreement dated October 24, 2022, as amended on March 17, 2023 and May 31, 2023 (the “Floating Share Arrangement Agreement”), with Canopy USA, LLC (“Canopy USA”) and Acreage Holdings, Inc. (“Acreage”), pursuant to which, subject to the terms and conditions of the Floating Share Arrangement Agreement, including all closing conditions contained in the arrangement agreement between the Company and Acreage dated April 18, 2019, as amended on May 15, 2019, September 23, 2020 and November 17, 2020 (the “Existing Arrangement Agreement”), Canopy USA will acquire all of the issued and outstanding Class D subordinate voting shares of Acreage (the “Floating Shares”) by way of a court-approved plan of arrangement under the Business Corporations Act (British Columbia) at a fixed exchange ratio of 0.45 of a common share of Canopy Growth for each Floating Share held (the “Floating Share Arrangement”).

On August 31, 2023, the Company, Canopy USA and Acreage entered into a third amendment to the Floating Share Arrangement Agreement (the “Amendment”). Pursuant to the terms of the Amendment, the Company, Canopy USA, and Acreage agreed to amend the Exercise Outside Date (as defined in the Floating Share Arrangement Agreement) from August 31, 2023 to October 31, 2023. The completion of the Floating Share Arrangement is subject to satisfaction or, if permitted, waiver of certain closing conditions, including, among others, completion of the Canopy Capital Reorganization (as defined in the Floating Share Arrangement Agreement) on or prior to the Exercise Outside Date. There can be no certainty, nor can the Company provide any assurance, that all conditions precedent contained in the Floating Share Arrangement Agreement and the Existing Arrangement Agreement will be satisfied or waived, which may result in the acquisition of Acreage not being completed.

The foregoing description of the Amendment is qualified in its entirety by reference to the full text of the Amendment filed as Exhibit 10.1 to this Current Report on Form 8-K.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Exhibit Description
10.1	Third Amendment to Arrangement Agreement, dated August 31, 2023, by and among Canopy Growth Corporation, Canopy USA, LLC and Acreage Holdings, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CANOPY GROWTH CORPORATION

By:	/s/ Judy Hong
Judy Hong
Chief Financial Officer

Date: September 1, 2023

Exhibit 10.1

THIRD AMENDMENT TO ARRANGEMENT AGREEMENT

THIS AMENDMENT is made as of August 31, 2023

BETWEEN:

CANOPY USA, LLC, a limited liability company existing under the laws of the State of Delaware (“Canopy USA”)

- and -

CANOPY GROWTH CORPORATION, a corporation existing under the laws of Canada (“Canopy”)

- and -

ACREAGE HOLDINGS, INC., a corporation existing under the laws of the Province of British Columbia (“Acreage”)

RECITALS:

A.	Canopy USA, Canopy and Acreage are parties to an arrangement agreement (the “Arrangement Agreement”) dated October 24, 2022, as amended on March 17, 2023 and May 31, 2023; and

B.	Canopy USA, Canopy and Acreage wish to amend certain terms of the Arrangement Agreement, in accordance with Section 9.1 of the Arrangement Agreement, as provided in this Amendment.

THEREFORE, in consideration of the mutual covenants contained herein (the receipt and sufficiency of which are hereby acknowledged), the Parties agree as follows:

Article 1
Interpretation

1.1	Definitions

Capitalized terms used but not defined in this Amendment have the meanings given to them in the Arrangement Agreement.

1.2	Interpretation not Affected by Headings

The division of this Amendment into Articles, Sections, subsections and paragraphs and the insertion of headings are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Amendment. Unless the contrary intention appears, references in this Amendment to an Article, Section, subsection or paragraph or both refer to the Article, Section, subsection or paragraph, respectively, bearing that designation in this Amendment.

1.3	Number and Gender

In this Amendment, unless the contrary intention appears, words importing the singular include the plural and vice versa, and words importing gender shall include all genders.

Article 2
amendments

2.1	Amendments to the Arrangement Agreement

(1)	The definition of “Exercise Outside Date” at Section 1.1 of the Arrangement Agreement is deleted, and replaced with the following:

“Exercise Outside Date” means October 31, 2023 or such later date as may be agreed to in writing by the Parties.

Article 3
General Provisions

3.1	Confirmation

The Arrangement Agreement, as amended hereby, remains in full force and effect. Provisions of the Arrangement Agreement that have not been amended or terminated by this Amendment remain in full force and effect, unamended. All rights and liabilities that have accrued to any Party under the Arrangement Agreement up to the date of this Amendment remain unaffected by this Amendment.

3.2	Arrangement Agreement Provisions

The provisions of Article 9 of the Arrangement Agreement shall apply, mutatis mutandis, to this Amendment.

3.3	Counterparts, Execution

This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument. The Parties shall be entitled to rely upon delivery of an executed facsimile or similar executed electronic copy of this Amendment, and such facsimile or similar executed electronic copy shall be legally effective to create a valid and binding agreement between the Parties.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF Canopy USA, Canopy and Acreage have caused this Amendment to be executed as of the date first written above by their respective officers thereunto duly authorized.

CANOPY USA, LLC

By:	/s/ David Klein
	Name:	David Klein
	Title:	Authorized Signatory

CANOPY GROWTH CORPORATION

By:	/s/ Christelle Gedeon
	Name:	Christelle Gedeon
	Title:	Chief Legal Officer

ACREAGE HOLDINGS, INC.

By:	/s/ Dennis Curran
	Name:	Dennis Curran
	Title:	Chief Executive Officer

[Signature Page to Amendment to Arrangement Agreement]